UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 1, 2014

Date of Report

(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officers

On October 6, 2014, Socket Mobile, Inc. (the “Company”) announced that James Lopez, age 45, commenced employment as the Company’s Vice President of Marketing and Business Development on October 1, 2014. He reports to the Company’s Chief Executive Officer, Kevin Mills.

Mr. Lopez has over 22 years of professional experience in international marketing and marketing management with electronic product companies including Logitech from 2006 to 2013 in progressively responsible assignments, the most recent as general manager of the Digital Video Surveillance Business Group, and with Electronics for Imaging, Inc. from 1997 to 2006 where he last held the position of Director, Product Marketing and Strategy. Mr. Lopez holds a Bachelor of Science Degree in Electrical Engineering and Computer Science from the University of California Berkeley.

A copy of the press release dated October 6, 2014 is attached hereto as Exhibit 99.1.

Compensatory Arrangements with Mr. Lopez

The material terms of Mr. Lopez’s employment are as follows:

(a)	Mr. Lopez’s annual base salary is $210,000. He is eligible to participate in the Company’s 2015 Management Incentive Variable Compensation Plan with an annual target bonus of $65,000.

(b)	The Company has granted Mr. Lopez options to purchase a total of 40,000 shares of Common Stock of the Company pursuant to the Company’s 2004 Equity Incentive Plan. The grant will vest over 48 months, vesting 25% of the shares after twelve months of employment, and vesting in additional 1/48th increments each month for the following 36 months.

(c)	Mr. Lopez will participate in the benefit programs available to the Company’s employees and executive officers.

In connection with his employment, Mr. Lopez executed an Executive Employment Agreement (the “Employment Agreement”), the form of which is incorporated herein by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on March 8, 2012. The following summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to such Exhibit.

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Under the terms of the Employment Agreement, which is scheduled to expire on March 15, 2015 and expected to be renewed, termination of his employment may occur at any point, with or without Cause (as defined in the Employment Agreement). Should termination of employment without Cause occur, or if Mr. Lopez becomes disabled and is unable to continue his employment and is therefore terminated, he is entitled under the Employment Agreement to (i) receive his regular base salary for a period of three (3) months plus one month for each completed two years of service up to a maximum of six (6) months following termination, (ii) receive reimbursement for payment of his COBRA premiums for the lesser of the same amount of time or until he is eligible for the health insurance benefits provided by another employer, (iii) receive a pro-rata share of the full variable compensation amount to which he would otherwise be entitled to under the Management Variable Incentive Compensation Plan for the quarter in which he is terminated, as well as being entitled to purchase from the Company at book value certain items that were purchased by the Company for his use, which may include a personal computer, a cellular phone and other similar items. Stock options granted to the Employee shall cease vesting immediately upon the date of termination of employment, but vested stock options will be exercisable after termination for up to the greater of ninety (90) days after termination of employment or twenty-five percent (25%) of the Employee's service with the Company, up to a one year post-termination exercise period. In addition, this post-termination exercise period will be restricted to the original term of the stock options and as required to avoid additional taxation under Internal Revenue Code Section 409A. None of the above consideration will be paid unless the Executive executes without subsequent revocation a general release of claims satisfactory to the Company.

There are no family relationships between Mr. Lopez and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.10	Form of Employment Agreement, as filed on Form 8-K filed on March 8, 2012
99.1	Press release dated October 6, 2014, announcing the employment of Mr. Lopez

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: October 6, 2014	/s/ David W. Dunlap
David W. Dunlap
Vice President, Finance and Administration and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.10	Form of Employment Agreement, as filed on Form 8-K filed on December 28, 2005
99.1	Press release dated April 2, 2007, relating to a change in executive officers.